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                                                                                                      Exhibit 12(b)

                                          J. C. Penney Company, Inc.
                                         and Consolidated Subsidiaries

                        Computation of Ratios of Available Income to Fixed Charges





                                                          52 Weeks       52 Weeks       53 Weeks         52 Weeks Ended
                                                           Ended          Ended          Ended           --------------
($ Millions)                                              01/29/00       01/30/99       01/31/98       01/25/97   01/27/96
                                                         ---------      ---------      ---------       --------   ---------

Income from continuing operations                          $526           $951           $922            $899      $1,333
      (before income taxes and
      capitalized interest

Fixed charges

Interest (including capitalized interest) on:

      Operating leases                                      272            225            180             110         102
      Short term debt                                       137            106            121             102         129
      Long term debt                                        538            557            527             312         254
      Capital leases                                          2              4              7               6           6
      Other, net                                             (5)             1             (5)             14           1

                                                        -------        -------        -------         -------      ------
Total fixed charges                                         944            893            830             544         492


                                                        -------        -------        -------         -------      ------
Total available income                                   $1,470         $1,844         $1,752          $1,443      $1,825
                                                        =======        =======        =======         =======      ======
Ratio of available income to combined
      fixed charges and preferred stock
      dividend requirement                                  1.6            2.1            2.1             2.7         3.7
                                                        =======        =======        =======         =======      ======
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The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above. The LESOP notes were repaid in July 1998.